Exhibit 99.1

Triangle Capital Corporation
Computation of Ratio of Earnings to Fixed Charges

	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Nine Months Ended 9/30/2014
Earnings:
Net Increase (Decrease) in Net Assets Resulting from Operations	$4,036,703	$25,390,549	$56,771,037	$60,063,517	$81,211,880	$27,884,510
Add back: Income Tax Expense (Benefit) and Excise Taxes	149,841	220,740	908,416	551,830	539,561	975,782
Add back: Fixed Charges	7,264,409	8,147,006	11,059,503	17,242,709	20,647,256	15,591,022
Total Earnings	$11,450,953	$33,758,295	$68,738,956	$77,858,056	$102,398,697	$44,451,314
Fixed Charges:
Interest and other financing fees	$7,264,409	$7,782,380	$10,901,913	$16,412,898	$20,234,583	$15,591,022
Loss on extinguishment of debt	—	364,626	157,590	829,811	412,673	—
Total Fixed Charges	$7,264,409	$8,147,006	$11,059,503	$17,242,709	$20,647,256	$15,591,022
Ratio of Earnings to Fixed Charges	1.58	4.14	6.22	4.52	4.96	2.85
Footnote disclosure:
Footnote (1) disclosure and calculation:

	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Nine Months Ended 9/30/2014
Earnings (excluding unrealized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$4,036,703	$25,390,549	$56,771,037	$60,063,517	$81,211,880	$27,884,510
Add back: Income Tax Expense (Benefit) and Excise Taxes	149,841	220,740	908,416	551,830	539,561	975,782
Add back: Fixed Charges	7,264,409	8,147,006	11,059,503	17,242,709	20,647,256	15,591,022
Exclude: Unrealized (Gains) Losses	10,310,194	(10,940,689)	(6,367,473)	2,878,015	(2,215,673)	31,843,758
Total Earnings (excluding unrealized gains/losses)	$21,761,147	$22,817,606	$62,371,483	$80,736,071	$100,183,024	$76,295,072
Fixed Charges:
Interest and other financing fees	$7,264,409	$7,782,380	$10,901,913	$16,412,898	$20,234,583	$15,591,022
Loss on extinguishment of debt	—	364,626	157,590	829,811	412,673	—
Total Fixed Charges	$7,264,409	$8,147,006	$11,059,503	$17,242,709	$20,647,256	$15,591,022
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	3.00	2.80	5.64	4.68	4.85	4.89

Footnote (2) disclosure and calculation:

	Year Ended 12/31/2009	Year Ended 12/31/2010	Year Ended 12/31/2011	Year Ended 12/31/2012	Year Ended 12/31/2013	Nine Months Ended 9/30/2014
Earnings (excluding unrealized and realized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$4,036,703	$25,390,549	$56,771,037	$60,063,517	$81,211,880	$27,884,510
Add back: Income Tax Expense (Benefit) and Excise Taxes	149,841	220,740	908,416	551,830	539,561	975,782
Add back: Fixed Charges	7,264,409	8,147,006	11,059,503	17,242,709	20,647,256	15,591,022
Exclude: Unrealized (Gains) Losses	10,310,194	(10,940,689)	(6,367,473)	2,878,015	(2,215,673)	31,843,758
Exclude: Realized (Gains) Losses	(448,164)	5,478,873	(10,973,487)	(6,660,776)	(18,419,544)	(16,785,723)
Total Earnings (excluding unrealized and realized gains/losses)	$21,312,983	$28,296,479	$51,397,996	$74,075,295	$81,763,480	$59,509,349
Fixed Charges:
Interest and other financing fees	$7,264,409	$7,782,380	$10,901,913	$16,412,898	$20,234,583	$15,591,022
Loss on extinguishment of debt	—	364,626	157,590	829,811	412,673	—
Total Fixed Charges	$7,264,409	$8,147,006	$11,059,503	$17,242,709	$20,647,256	$15,591,022
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	2.93	3.47	4.65	4.30	3.96	3.82